EXHIBIT 10.9b

TRW AUTOMOTIVE INC.

EXECUTIVE OFFICER

AGREEMENT REGARDING SIGNING BONUS

This Agreement Regarding Signing Bonus (this “Agreement”), is entered into and made effective as of January 1, 2014 (the “Effective Date”), by and between TRW Automotive Inc., a Delaware corporation (the “Company”), and Patrick Olney (the “Executive”).  This Agreement has been approved by the Compensation Committee of the Board of Directors of TRW Automotive Holdings Corp. (the “Committee”), the Company’s parent corporation.

Section 1.                                  Definitions.

(a)                                 “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person or any other Person designated by the Committee in which any Person has an interest.

(b)                                 “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto.

(c)                                  “Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

(d)                                 “Subsidiary” shall mean a subsidiary corporation, as defined in Section 424(f) of the Code.

(e)                                  “Termination of Employment” shall mean a separation from service from the Company and all of its controlled group members (as defined by Section 1563 of the Code).

Section 2.                                  Grant of Signing Bonus.  The Company hereby grants to the Executive a signing bonus of U.S. $500,000.00 subject to the terms and conditions stated in this Agreement.  The signing bonus shall be payable to the Executive in one cash payment as soon as administratively practicable after the date of this Agreement, but in no event later than 90 days thereafter.

Section 3.                                  Service Requirement.  The amount due hereunder shall be payable provided the Executive remains continuously employed with the Company or one of its Subsidiaries or Affiliates through the date of payment.  In the event of the Executive’s Termination of Employment for any reason prior to the time of payment, the signing bonus is immediately forfeited in its entirety and shall not be payable.

Section 4.                                  Forfeiture Policy.  Once the signing bonus is paid to Executive, in the event of Executive’s Termination of Employment before the 24-month anniversary of the

Effective Date, the Executive shall repay the full amount of the signing bonus to the Company as soon as administratively practicable following the date of the Executive’s Termination of Employment, but in no event later than 90 days thereafter.

Section 5.                                  Miscellaneous.

(a)                                 Agreement.  This Agreement is binding on and enforceable by and against the parties, their successors, legal representatives and assigns.  This Agreement constitutes the whole agreement between the parties relating to the subject matter hereof and supersedes any prior agreements or understandings related to such subject matter.  This Agreement may not be amended, modified, or supplemented except by a written instrument executed by each of the parties hereto.

(b)                                 Restrictions on Transfer.  The Agreement may not be sold, assigned, transferred, encumbered, hypothecated or pledged in any manner (whether by operation of law or otherwise).

(c)                                  No Right to Continued Employment.  The Executive’s right, if any, to continue to serve the Company or its Subsidiaries or Affiliates as an employee or otherwise will not be enlarged or otherwise affected by this Agreement.  This Agreement does not restrict the right of the Company or its Subsidiaries or Affiliates to terminate the Executive’s employment at any time.

(d)                                 Severability.  If any provision of this Agreement shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (ii) not affect any other provision of this Agreement or part thereof, each of which shall remain in full force and effect.  If the making of any payment or the provision of any other benefit required under this Agreement shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under this Agreement, and if the making of any payment in full or the provision of any other benefit required under this Agreement in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under this Agreement.

(e)                                  Waiver.  Any party’s failure to insist on compliance with or enforcement of any provision of this Agreement shall not affect its validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement.

(f)                                   General Rules of Construction.  The headings given to the Sections of this Agreement are solely as a convenience to facilitate reference, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.  The reference to any statute, regulation or other provision of law shall be construed to include any amendment thereto or refer to any successor thereof.

(g)                                  Section 409A.  To the extent required by law, this Agreement and the grant of the signing bonus hereunder are intended to comply with the requirements of Section 409A of the Code and the Treasury Regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and this Agreement and the signing bonus shall be administered and interpreted in a manner that is consistent with such intention.

(h)                                 Governing Law. This Agreement, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of New York, without reference to principles of conflict of laws, and construed accordingly.

(i)                                     Counterpart Execution.  This Agreement may be executed in any number of counterparts and delivered by means of an electronic image scan (such as a pdf file) or facsimile, each of which shall be deemed an original but all of which together shall be deemed one and the same instrument.

TRW AUTOMOTIVE INC.

By:	/s/ Neil E. Marchuk
Name:	Neil E. Marchuk
Title:	Executive Vice President, Human Resources

EXECUTIVE

/s/ Patrick Olney
Patrick Olney